CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the Behavioral Funds(s) Fund Prospectus dated in January 2024 in regard to our verification of Fuller &Thaler Asset Management's compliance with the Global Investment Performance Standards (GIPS®).

Carrie Zippi, CPA, CITP

Managing Partner

Ashland Partners & Company LLP

3512 Excel Dr, Suite 103

Medford, OR 97504

January 23, 2024

wwwashlandparmers.com

Audit and Ta.,c • SOC Exams• GIPS' Verification • Surprise Custod} Exams• ,\greed Upon Procedures • Cybcr Security